                                                                    EXHIBIT 99.2

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY

                                    FORM 10-Q

(Mark One)

[X] Quarterly report pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934

     For the quarterly period ended  June 30, 2000 or

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     For the transition period from _____________ to _____________


                                 NARA BANK, N.A.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         California                                       95-4170121
-------------------------------------------------------------------------------
(State or other jurisdiction of                         (IRS Employer
 incorporation or organization)                     Identification Number)


3701 Wilshire Boulevard, Suite 220, Los Angeles, California        90010
-------------------------------------------------------------------------------
         (Address of Principal executive offices)                (ZIP Code)


                                 (213) 639-1700
-------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
-------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes   [X]     No   [ ]

     As of June 30, 2000, there were 4,756,092 outstanding shares of the issuer's Common Stock, $3.00 par value.

NOTES TO FINANCIAL STATEMENTS
Balance Sheets at June 30, 2000 and December 31, 1999
Income Statements for the three months and six months ended June 30, 2000 and
1999
Cash Flow Statements for the six months ended June 30, 2000 and 1999
Statement of Changes in Stockholders' Equity for the six months ended June 30, 2000

1. BASIS OF PRESENTATION

     The accounting and reporting policies of Nara Bank, National Association ("the Bank") are in accordance with generally accepted accounting principles and conform to practices within the banking industry. In the opinion of management, the accompanying financial statements reflect all the material adjustments necessary to a fair statement of the results for the interim period ended June 30, 2000, but are not necessarily indicative of the results that will be reported for the entire year.

2. INTEREST-ONLY STRIPS

     Certain Small Business Administration (SBA) loans that may be sold prior to maturity have been designated as held-for-sale and are recorded at the lower of cost or market value on an aggregate basis. Under SFAS No. 125, the servicing fees on SBA sold will be separated into two categories called "Servicing Assets" and "Interest-only Strip Receivable". The interest-only strip receivable is the interest income retained by the Bank that exceeds the contractually specified servicing fees (100 basis points). SFAS 125 treats this receivable as a financial asset and subsequently, it is measured like investments in debt securities classified as available-for-sales. The Bank adopted SFAS No. 125 as of December 31, 1997.

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are carried at the principal amount outstanding. Interest revenue on non-discounted loans generally is accrued based on the principal amount outstanding. Interest revenue on discounted loans is accrued based on the methods that generally approximate the interest method. Interest income is not recognized on loans if collection of the interest is deemed to be unlikely. In 1995, the Bank adopted FASB Statement 114, "Accounting by Creditors for Impairment of a Loan", as amended. By FASB Statement No. 118. SFAS No. 114 generally requires impaired loans to be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or, as an expedient, at the loans' observable market price or the fair value of the collateral if a loan is collateral-dependent. Creditors may select the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. SFAS No. 114 also prescribes measuring impairment of a restructured loan by discounting the total expected future cash flows at the loan's effective rate of interest in the original loan agreement.

     The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

4. DIVIDENDS

     In May,2000, the Bank paid an 8.0% stock dividend to shareholders of record on April 14, 2000. The shares and per share data for the 2000 stock dividend have been retroactively restated to both years 2000 and 1999. In June 1999, the Bank paid an 8.0% stock dividend to shareholders of record on May 10, 1999. The shares and per share data for the 1999 dividend have been retroactively restated to reflect the 8.0 % dividend.

5. LEASE INCOME

     In connection with the acquisition of KFBNY, the Bank recognized lease income from one of the buildings acquired, located in Manhattan, New York. The building is twelve stories with the Bank occupying two floor and a basement. The remaining floors are leased. The building is currently in the escrow and the sale is anticipated to be completed at the end of the third quarter. Although lease income is not a part of the normal operating income, the Bank classified it as other operating income for the purpose of this reporting. Management feels that it is not necessary to classified the rental income separately as non-operating income since the it will only be temporary operation until the close of sale.

6. RECENT ACCOUNTING PRONOUNCEMENT

     On December 3,1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB" or the "Bulletin") 101, Revenue Recognition in Financial Statements. The Bulletin provided views in applying generally accepted accounting principles to selected revenue recognition issues. The Bulletin further emphasized that revenue should not be recognized until it is realized or realizable and earned. SBA 101, as amended by SAB 101A and 101B, is to be implemented by the Bank no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. In management's opinion, implementation of SBA 101 will not have a material impact to the overall financial position or results of operations of the Bank.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

     The following is management's discussion and analysis of the major factors that influenced the Bank's results of operations and financial condition for the six months and three months ended June 30, 2000. This analysis should be read in conjunction with the Bank's Annual Report on Form 10-KSB for the year ended December 31, 1999 and with the unaudited financial statements and notes as set forth in this report.

SELECTED FINANCIAL DATA

     The following table sets forth certain selected financial data concerning the Bank for the periods indicated (dollars in thousands):

                                                       AT OR FOR THE SIX MONTHS ENDED
                                                                 (UNAUDITED)
                                                       ------------------------------
                                                         6/30/2000       6/30/1999
                                                         ---------       ---------
AVERAGE BALANCES:
  Average loans                                          $285,885        $196,205
  Average investment securities                            42,629          17,216
  Average assets                                          427,341         288,165
  Average deposits                                        383,386         259,339
  Average equity                                           29,258          23,904

PERFORMANCE RATIOS:
  Return on average asset (1)                               2.50%            1.18%
  Return on average common equity (1)                      36.48%           14.14%
  Operating expense to average assets                       2.37%            1.16%
  Efficiency ratio(2)                                      54.80%           66.92%
  Net interest margin (3)                                   6.39%            6.19%

CAPITAL RATIOS (4)
  Leverage capital ratio (5)                                6.60%            7.70%
  Tier 1 risk-based capital ratio                           8.35%            8.95%
  Total risk-based capital ratio                           10.55%           10.09%

ASSET QUALITY RATIOS
  Allowance for loan losses to total gross loans            2.73%            1.32%
  Allowance for loan losses to non-accrual loans          305.15%          451.67%
  Total non-performing assets to total assets (6)           0.59%            0.20%

----------------------------------------

(1)  Calculations are based upon annualized net income.

(2) Efficiency ratio is defined as operating expense divided by the sum of net interest income and other non-interest income.

(3) Net interest margin is calculated by dividing annualized net interest income by total average interest-earning assets.

(4) The required ratios for a "well-capitalized" institution are 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital.

(5)  Calculations are based on average quarterly assets balances of the Bank

(6)  Non-performing assets include non-accrual loans and other real estate owned

FORWARD-LOOKING INFORMATION

     Certain matters discussed in this report may constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. There can be no assurance that the results described or implied in such forward-looking statements will, in fact, be achieved and actual results, performance, and achievements could differ materially because the business of the Bank involves inherent risks and uncertainties. Risks and uncertainties include possible future deteriorating economic conditions in the Bank's areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; risks of available for sale securities declining significantly in value as interest rates rise; and regulatory risks associated with the variety of current and future regulations to which the Bank is subject. For additional information concerning these factors, see "Item 1. Business - Investment Considerations That May Affect Future Results" contained in the Bank's Form 10-KSB for the year ended December 31, 1999.

ACQUISITION OF KOREA FIRST BANK OF NEW YORK

     Effective February 25, 2000, the Bank completed its acquisition of Korea First Bank of New York, a New York-chartered banking corporation ("KFBNY"), pursuant to the Agreement and Plan of Reorganization dated as of November 9, 1999, between Nara, KFBNY and KFBNY's sole shareholder (the "Acquisition). The Acquisition was accomplished by merging a federally chartered, non-insured interim bank subsidiary of the Bank with and into KFBNY, followed immediately by the merger of KFBNY into the Bank, for which the Bank paid $8,699,445 to the Korea Deposit Insurance Corporation (the sole shareholder of KFBNY) for all of the shares of stock of KFBNY, which were then canceled in connection with the Acquisition.

     The underlying assets acquired primarily included loans, cash, real estate and bank premises and equipment, while the primary liabilities assumed included deposit accounts and accrued liabilities related to the ongoing business. The acquisition was accounted for as a purchase The purchase price of $8,699,445 was paid in cash from the Bank's available capital reserves.

     Prior to the date of the Acquisition, KFBNY was engaged in the business of banking in the cities of Manhattan, Flushing and Jackson Heights, New York. Currently, all three branches are operating at the same location.

                              RESULTS OF OPERATION

     The Bank's net income for the three months ended June 30, 2000 was $3.0 million or $0.61 per diluted share compared to $787,000 million or $0.16 per diluted share for the three months ended June 30,1999. The net income for the six months ended

June 30, 2000 was $5.3 million or $1.08 per diluted share compared to $1.7 million or $0.34 per diluted share for the same period a year ago. The increase in net income for 2000 as compared to 1999 was the result of both the beneficial economies of scale achieved by the acquisition of KFBNY and an increase in operating income from the various branches and loan production offices that the Bank has established over last two years. The annualized return on average assets was 2.5% for the first six months of 2000 compared to a return on average assets of 1.2% for the first six months of 1999, an increase of 111.9%. The annualized return on average equity was 36.5% for the first six months of 2000, compared to a return on average equity of 14.1% for the same period in 1999, an increase of 158.9%.

NET INTEREST INCOME

     The principal component of the Bank's earnings is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid on deposits and other borrowed funds. When net interest income is expressed as a percentage of average interest-earning assets, the result is the net interest margin. The net interest spread is the yield on average interest-earning assets less the average cost of interest-bearing deposits and borrowed funds.

     For the first three months ended June 30, 2000, the Bank's net interest income was $6.5 million. This represented an increase of $2.3 million or 54.8% over net interest income of $4.2 million for the three months ended June 30, 1999. The Bank's total interest income for the second quarter of 2000 increased $3.8 million or 63.3% to $9.8 million from $6.0 million in the second quarter of 1999. This increase reflected the greater volume of interest-earning assets noted above. The Bank's interest expense on deposits for the quarter ended June 30, 2000 increased by approximately $1.4 million or 77.8 % to $3.2 million from $1.8 million for the quarter ended June 30, 1999. This increase reflected an increase in the average volume of interest-bearing liabilities. Average interest-bearing liabilities were $260.5 million for the second quarter of 2000, which represented an increase of $91.8 million or 54.4% from average interest-bearing liabilities of $168.7 million for the second quarter of 1999.

     For the six months ended June 30, 2000, the Bank's net interest income was $12.0 million. This represented an increase of $4.2 million or 53.8% over net interest income of $7.8 million for the six months ended June 30, 1999. Net interest margin increased to 6.5% for the six months ended June 30, 2000, from 6.3% for the same period in 1999. In addition, net interest spread increased to 4.9% for the six months ended June 30, 2000, from 4.7% for the same period in 1999.

     The Bank's volume growth in interest-earning assets, achieved partly from the KFBNY acquisition and also from internal growth, resulted in a 57.1% increase in total interest income to $17.9 million for the six months ended June 30, 2000 from $11.4 million for the same period in 1999. Interest-earning assets averaged $366.6 million for the first six months of 2000, which represented an increase of $116.3 million or 46.5%, from $250.2 million for the same period of 1999. The yield on average interest-earning assets increased to 9.8% for the six months ended June 30, 2000, from a yield of 9.1% for the six months ended June 30, 1999. This is primarily due to several increases in the Bank's prime rate. Approximately 80.4% of Nara Bank's net loans were variable rate loans at June 30, 2000.

     The Bank's interest expense on deposits for the six months ended June 30, 2000 increased by approximately $2.2 million or 61.1 % to $5.8 million from $3.6 million for the six months ended June 30, 1999. This increase reflected an increase in the average volume of interest-bearing liabilities. Average interest-bearing liabilities were $246.8 million for the first six months of 2000, which represented an increase of $82.1 million 49.8% from average interest-bearing liabilities of $164.7 million for the first six months of 1999. The cost of average interest-bearing liabilities increased to 4.9% for the six months ended June 30, 2000, compared to a cost of 4.4% for the same period of 1999. Overall interest on deposits increased due to an increase in market rates and also due to an increase in competition among our peer banks, especially in the Korean-American community.

     The table below presents the average yield on each category of interest-earning assets, average rate paid on each category of interest-bearing liabilities, and the resulting interest rate spread and net yield on interest-earning assets for periods indicated. All average balances are daily average balances. The net loans in the table below also includes the non-performing loans.

                                             JUNE 30, 2000                       JUNE 30, 1999
                                              (UNAUDITED)                         (UNAUDITED)
                                   ----------------------------------- ----------------------------------
                                                INTEREST    AVERAGE                INTEREST    AVERAGE
                                    AVERAGE     INCOME/      YIELD/     AVERAGE     INCOME/     YIELD/
                                    BALANCE     EXPENSE       COST      BALANCE     EXPENSE      COST
                                   ----------- ----------- ----------- ----------- ---------- -----------
                                                          (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Net loans .....................    $278,683     $ 15,048      10.8%    $193,359    $  9,767     10.1%
  Time deposit with others ......       4,778          141       5.9%       1,897          57      6.1%
  Securities ....................      42,629        1,513       7.1%      17,216         626      7.3%
  Federal funds sold ............      40,474        1,242       6.1%      37,737         974      5.2%
                                     --------     --------     -----     --------    --------    -----
     TOTAL INTEREST EARNING .....    $366,564     $ 17,945       9.8%    $250,209    $ 11,425      9.1%
                                     ========     ========     =====     ========    ========    =====
ASSETS

INTEREST BEARING LIABILITIES:
  Demand, interest-bearing ......    $ 51,440     $    475       3.7%    $ 36,181    $    636      3.5%
  Savings .......................      40,820          239       3.3%      27,374         449      3.3%
  Time certificates of deposit...     150,090        1,835       5.6%     100,989       2,508      5.0%
  Subordinated notes ............       4,300           97       9.0%          --          --       --
  Other borrowings ..............         129            4       6.2%         201           5      4.7%
                                     --------     --------     -----     --------    --------    -----
   TOTAL INTEREST BEARING
       LIABILITIES...............    $246,779     $  5,985       4.9%    $164,746    $  3,598      4.4%
                                     ========     ========     =====     ========    ========    =====

Net interest income .............                 $ 11,960                           $  7,827
Net interest spread .............                                6.5%                              6.3%
Average interest-earning assets
      to average interest-bearing
      liabilities ...............                              148.5%                            151.9%


     The following table shows changes in interest income and interest expense and the amount attributable to variations in interest rates and volumes for the periods indicated. The variances attributable to simultaneous volume and rate changes have been allocated to the change due to volume and the change due to rate categories in proportion to the relationship of the absolute dollar amount attributable solely to the change in volume and to the change in rate.

                                          JUNE 30, 2000 OVER JUNE 30, 1999
                                          ---------------------------------
                                             NET          CHANGE DUE TO
                                           INCREASE/   --------------------
                                          (DECREASE)     RATE       VOLUME
                                          ----------   --------    --------
                                                (DOLLARS IN THOUSANDS)
                                                      (UNAUDITED)
INTEREST INCOME:
   Interest and fees on net loans .....    $ 5,281     $   714     $ 4,567
   Interest on time deposit with others         84          (1)         85
   Interest on securities .............        887         (15)        902
   Interest on fed funds sold .........        269         194          74
                                           -------     -------     -------
     TOTAL INTEREST INCOME: ...........    $ 6,520     $   892     $ 5,628
                                           =======     =======     =======

INTEREST EXPENSE
   Interest on demand deposits ........    $   308     $    29     $   117
   Interest on savings ................        214          (4)         67
   Interest on time certificates of
       deposits .......................      1,672         334       1,338
  Interest on subordinated notes ......        194           0          97
  Interest on others ..................         (1)          0           1
                                           -------     -------     -------

     TOTAL INTEREST EXPENSE: ..........    $ 2,387     $   359     $ 1,934
                                           =======     =======     =======


PROVISION FOR LOAN LOSSES

     No provision for loan losses was made for the first six months of 2000, compared to $1.3 million for the same period in 1999. The management believes that the reserves were sufficient for the inherent losses at June 30, 2000.

NON-INTEREST INCOME

     Non-interest income includes revenues earned from sources other than interest income. It is primarily comprised of service charges and fees on deposits accounts, fees received from the letter of credit operations, and gain on sale of SBA loans.

     Non-interest income increased $1.9 million or 95.0% to $3.9 million for the three months ended June 30, 2000 from $2.0 million for the same period in 1999. The service charge income increased approximately $697,000 or 86.8% to $1.5 million for the second quarter of 2000 from $803,000 for the same period in 1999. The increase was due to increase in demand deposit accounts, mainly from the acquisition of KFBNY and partly from internal growth in transaction accounts. The fee income generated by international transactions increased $252,000 or 55.8% to $704,000 for the second quarter of 2000 from $452,000 for the same period in 1999. The increase in international transactions from the Silicon Valley Office and our New York offices contributed much to this fee income. Gain on sale of SBA loans increased $142,000 or 54.8% during three months ended June 30, 2000 to $401,000, compared to $259,000 during the same period in 1999. During the second quarter of 2000, the Bank sold the Flushing office building for $2.3 million. The net gain recognized from the sale was approximately $278,000.

     Non-interest income increased $2.8 million or 73.7% to $6.6 million for the six months ended June 30, 2000 from $3.8 million for the same period in 1999. The service charge income increased approximately $1.1 million or 73.3% to $2.6 million for the first six months of 2000 from $1.5 million for the same period in 1999. The increase was due to increases in demand deposit accounts, mainly from the acquisition of KFBNY and partly from internal growth in transaction accounts. The fee income generated by international transactions increased $493,000 or 60.8% to $1,304,000 for the first six months of 2000 from $811,000 for the same period in 1999. The increase in international transactions generated from the Silicon Valley Office and our New York offices contributed much to this fee income. Gain on sale of SBA loans slightly increased $61,000 or 12.2% during the six months ended June 30, 2000 to $561,000, compared to $500,000 during the same period in 1999. Premiums received from the sale of SBA loans decreased by approximately 50% during 1999 and these reduced premiums are expected to extend through the year 2000. The Bank currently plans to retain a significant number of its SBA loans, earning interest income rather than selling them at the reduced premium.

     The breakdown of non-interest income by category is reflected below:

                                      SIX MONTHS                      SIX MONTHS
                                        ENDED    INCREASE (DECREASE)     ENDED
                                      -----------------------------------------
(UNAUDITED)                             6/30/00   AMOUNT   PERCENT(%)   6/30/99
                                        -------   ------   ---------    -------
                                               (Dollars in thousands)
NON-INTEREST INCOME
   Service charges on deposits .....    $2,637    $1,183     81.4%      $1,454
   Gain on sale of SBA loans .......       561        61     12.2%         500
   International service fee income      1,304       493     60.8%         811
   Wire transfer fees ..............       377       190    101.6%         187
   Service fee income from SBA .....       337        30      9.8%         307
   Earnings on cash surrender value        133         5      3.9%         128
   Lease income ....................       245       245    100.0%           0
   Loan servicing fee income .......        99        99    100.0%           0
   Others ..........................       859       486    130.3%         373

TOTAL NON-INTEREST INCOME: .........    $6,552    $2,792     74.3%      $3,760
                                        ------    ------    -----       ------


NON-INTEREST EXPENSES

     Non-interest expenses for the second quarter of 2000 increased approximately $1.6 million or 40.0% to $5.6 million from $4.0 million for the same period in 1999. This increase was due to internal growth, mainly increases in employees and premises. Salaries and employee benefits expenses for the second quarter of 2000 increased $0.9 million or 47.4% to $2.8 million from $1.9 million for the same period in 1999. This increase was primarily due to expenses associated with additional employees added as a results of the KFBNY acquisition. The occupancy and equipment expenses for the second quarter of 2000 also increased approximately $573,000 or 87.9% to $1,225,000 from $652,000 for the same period in 1999. This increase is also a result of the Bank's recent acquisition and expansion.

     Non-interest expenses for the first six months of 2000 increased approximately $2.6 million or 34.7% to $10.1 million from $7.5 million for the same period in 1999. This increase was primarily due to expenses incurred from the acquisition and partly internal growth. Salaries and employee benefits expenses for the first six months of 2000 increased $1.6 million or 44.4% to $5.2 million from $3.6 million for the same period in 1999. This increase was primarily due to expenses associated with additional employees added as a results of the KFBNY acquisition. The occupancy and equipment expenses for the first six months of 2000 also increased approximately $0.7 million or 53.8% to $2.0 million from $1.3 million for the same period in 1999. This increase is also a result of the Bank's recent acquisition and expansion.

     The breakdown on non-interest expenses is reflected below:

                                      SIX MONTHS                        SIX MONTHS
                                        ENDED      INCREASE (DECREASE)     ENDED
                                      --------------------------------------------
(UNAUDITED)                             6/30/00     AMOUNT   PERCENT(%)   6/30/99
                                        -------     ------   ---------    -------
                                               (Dollars in thousands)
NON-INTEREST EXPENSE
   Salaries and benefits ............    $ 5,211    $ 1,594     44.1%    $ 3,617
   Net occupancy ....................      1,530        593     63.2%        938
   Furniture and equipment ..........        473        100     26.8%        373
   Advertising & marketing related ..        361         45     14.2%        316
   Communications ...................        167         47     39.1%        120
   Data processing ..................        774        (15)    -2.0%        790
   Professional fees ................        453         67     17.5%        386
   Office supplies & forms ..........        187         17     10.1%        170
   Directors' fees ..................        152        (12)    -7.6%        164
   Credit related expenses * ........        143       (216)   -60.3%        359
   Others ...........................        693        172     33.0%        521

TOTAL NON-INTEREST EXPENSE: .........    $10,144    $ 2,390     30.8%    $ 7,754
                                         -------    -------     ----     -------

* Includes legal, collection, credit report, appraisal, title, search fees

                               FINANCIAL CONDITION

SUMMARY OF CHANGES IN BALANCE SHEETS JUNE 30, 2000 COMPARED TO DECEMBER 31, 1999

     At June 30, 2000, the Bank's total assets increased $122.5 million or 34.1% to $481.4 million from $358.9 million at December 31, 1999. Gross loans, net of unearned loan fees, totaled $320.2 million at June 30, 2000, which represents an increase of $81.3 million or 34.0% from $238.9 million at December 31, 1999. Total deposits also increased $114.2 million or 35.7% to $434.1 million at June 30, 2000 from $319.9 million at December 31, 2000. Approximately $75 million or 61% of the increase in assets came from the acquisition of KFBNY. The remaining portion of the increase was from the internal growth, especially from the mini market branches.

INVESTMENT SECURITY PORTFOLIO

     At June 30, 2000, the Bank classified its securities as held-to-maturity or available-for-sale under FASB 115. Those securities that the Bank has the ability and intent to hold to maturity are classified as "held-to-maturity securities". All other securities are classified as "available-for-sale". The Bank owned no trading securities at June 30, 2000; nor did the Bank hold any derivative financial instruments. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are stated at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity as accumulated other comprehensive income. The securities currently held by the Bank are government-sponsored agency bonds, corporate bonds, and collateralized mortgage obligations, which were transferred from KFBNY to the Bank upon completion of the acquisition.

     As of June 30, 2000, held-to-maturity securities totaled $17.5 million and available-for-sale securities totaled $33.5 million, compared to $17.3 million and $16.0 million, respectively at December 31, 1999. Of the securities, the amortized cost of $4.1 million was pledged to secure public deposits and for other purposes as required or permitted by law at June 30, 2000.

                                                                  AT JUNE 30, 2000
                                                                     (UNAUDITED)
                                         -------------------------------------------------------------------
                                         AMORTIZED COST     MARKET VALUE   UNREALIZED GAIN   UNREALIZED LOSS
                                         --------------     ------------   ---------------   ---------------
                                                               (Dollars in thousands)
HELD- TO-MATURITY
   U.S. Government Securities .....          $14,859          $14,077          $ --               ($  782)
   U.S. Corporate Notes ...........            2,651            2,263            --                  (388)
                                             -------          -------          ----               -------
       TOTAL HELD-TO-MATURITY .....          $17,510          $16,340          $ --               ($1,170)
AVAILABLE-FOR-SALE
   U.S. Government Securities .....          $15,052          $14,870          $ --               ($  182)
   Collaterized Mortgage Obligation            9,934            9,696            --                  (238)
   U.S. Corporate Notes ...........            6,829            6,727            --                  (102)
   Korean Corporate Notes .........            1,713            1,719             5                    --
                                             -------          -------          ----               -------
        TOTAL AVAILABLE-FOR-SALE ..          $33,528          $33,012          $  5               ($  522)
TOTAL INVESTMENT PORTFOLIO: .......         $51,0398          $49,352          $  5               ($1,692)
                                             =======          =======          ====               =======

                                                          JUNE 30, 2000
                                                           (UNAUDITED)
                                             ---------------------------------------
                                                                            WEIGHTED
                                             AMORTIZED          MARKET       AVERAGE
                                               COST             VALUE         YIELD
                                             ---------         -------      --------
HELD-TO-MATURITY
   U.S. Government:
      Due within one year ..........          $    --          $    --            --
      One to five years ............            9,490            9,254          6.23%
      Five to ten years ............               --               --            --
      After ten years ..............            5,369            4,823          7.71%
  U.S. Corporate Notes
      Due within one year ..........               --               --            --
      One to five years ............               --               --            --
      Five to ten years ............            2,003            1,867          7.07%
      After ten years ..............              648              396          7.48%
                                              -------          -------          ----
            TOTAL HELD-TO-MATURITY .          $17,510          $16,340

AVAILABLE FOR SALE
   U.S. Government:
      Due within one year ..........          $ 3,000          $ 3,003          7.00%
      One to five years ............            6,555            6,504          6.57%
      Five to ten years ............            4,996            4,876          7.14%
      After ten years ..............              500              488          8.00%
   Collaterized Mortgage Obligation:
      Due within one year ..........               --               --            --
      One to five years ............               --               --            --
      Five to ten years ............            1,225            1,202          6.70%
      After ten years ..............            8,709            8,494          7.00%
  U.S. Corporate Notes
      Due within one year ..........              301              304          9.07%
      One to five years ............            4,912            4,893          7.74%
      Five to ten years ............            2,361            2.283          7.36%
      After ten years ..............              969              965          7.23%
                                              -------          -------          ----
          TOTAL AVAILABEL-FOR-SALE .          $33,528          $33,012

TOTAL INVESTMENT PORTFOLIO: ........          $51,039          $49,352          6.59%
                                              =======          =======          ====


LOAN PORTFOLIO

     The Bank carries all loans other than SBA loans held-for-sale, at face amount, less payments collected, net of deferred loan origination fees and the allowance for possible loan losses. SBA loans held-for-sale are carried at the lower of cost or market. Interest on all loans is accrued daily on a simple interest basis. Once a loan is placed on non-accrual status, accrual of interest is discontinued and previously accrued interest is reversed. Loans are placed on a non-accrual status when principal and interest on a loan is past due 90 days or more, unless a loan is both well-secured and in process of collection.

     The Bank's net loans were $311.4 million at June 30, 2000. This represented an increase of $76.1 million or 32.3% over net loans of $235.3 million at December 31, 1999. Approximately $30.8 million or 40% of the total increase in net loans was attributable to the acquisition of KFBNY.

     Total commercial loans, comprised of domestic commercial, international loans, SBA commercial loans and equipment financing, at June 30, 2000, were approximately $112.8 million, which represented an increase of $12.4 million or 12.4% from $100.4 million at December 31, 1999. Real estate and construction loans, comprised of commercial and SBA real estate loans were 168.2 million, which represented an increase of $64.9 million or 62.8% from $103.3 million at December 31, 2000. By loan category, international trade finance loans, at June 30, 2000, totaled $28.1 million, which represented an increase of $ 4.5 million or 19.1% from $23.6 million at December 31, 1999. Small Business Administration loans (SBA loans) increased $23.3 million or 71.3% during the first half of 2000 to $56.0 million from $32.7 million at December 31, 1999. This large increase is due to the retention of significant number of SBA loans rather than sell them to secondary markets as a result of a decrease in the premiums paid on such sales.

The following table shows the Bank's loan composition by type:

                                                   JUNE 30, 2000                   DECEMBER 31,1999
                                                    (UNAUDITED)                        (AUDITED)
                                             --------------------------        ------------------------
                                              AMOUNT             PERCENT        AMOUNT          PERCENT
                                             ---------           -------       --------       ----------
                                                                  (Dollars in thousands)
LOAN PORTFOLIO COMPOSITION:
   Commercial loans * .................      $ 112,783             35.2%       $ 100,411            42.0%
   Real estate and construction loans *        168,216             52.5%         103,311            43.2%
   Consumer loans .....................         39,464             12.0%          35,295            14.8%
       Total loans outstanding ........        320,464            100.0%         239,017           100.0%
   Unamortized loan fees, net of costs            (284)                                              (86)
   Less:  Allowance for Loan Losses ...         (8,730)                                           (3,644)

NET LOANS RECEIVABLE ..................      $ 311,450                         $ 235,287
                                             ---------                         ---------

*  Includes loans held-for-sale

     At June 30, 2000, the Bank's nonperforming assets (nonaccrual loans, loans 90 days or more past due and still accruing interest, restructured loans, and other real estate owned) totaled $2.9 million. This represented an increase of $1.3 million or 81.3 % from non-performing assets of $1.6 million at December 31, 1999. As a percentage of total assets, nonperforming assets increased to 0.60% at June 30, 2000, from 0.44 % at December 31, 1999. The following table shows the composition of the Bank's nonperforming assets as of the dates indicated.

                                                JUNE 30, 2000   DECEMBER 31, 1999
                                                 (UNAUDITED)        (AUDITED)
                                                -------------   -----------------
                                                      (DOLLARS IN THOUSANDS)
Nonaccrual loans ............................        $2,861           $1,523
Loan past due 90 days or more, still accruing            --               --
Restructured loans
   TOTAL NONPERFORMING LOANS ................         2,861            1,523
                                                     ------           ------
Other real estate owned .....................            44               44
  TOTAL NONPERFORMING ASSETS ................        $2,905           $1,567
                                                     ------           ------


ALLOWANCE AND PROVISION FOR LOAN LOSSES

     The allowance for loan losses represents the amounts that the Bank has set aside for the specific purpose of absorbing losses that may occur in the Bank's loan portfolio. The provision for loan losses is an expense charged against operating income and added to the allowance for loan losses. Management of the Bank continues to carefully monitor the allowance for loan losses in relation to the size of the Bank's loan portfolio and known risks or problem loans.

     The allowance for loan losses was $8.7 million at June 30, 2000, compared to $3.6 million at December 31, 1999. The allowance for loan losses was 2.72% of gross loans at June 30, 2000 compared to 1.53% at December 31, 1999. Approximately $3.2 million in KFBNY loans was charged off after the closing of the acquisition, and approximately $1.5 million of those loans were recovered during the second quarter of 2000. Management believes the level of allowance as of June 30, 2000 is adequate to absorb losses inherent in the loan portfolio.

     The following table shows the provisions made for loan losses, the amount of loans charged off, the recoveries on loans previously charged off together with the balance in the allowance for possible loan losses at the beginning and end of each period, the amount of average and total loans outstanding, and other pertinent ratios as of the dates and for the periods indicated:

                                                               JUNE 30, 2000  DECEMBER 31, 1999
                                                                (UNAUDITED)       (AUDITED)
                                                               -------------  -----------------
                                                                  (DOLLARS IN THOUSANDS)
LOANS:
     Average total loans ....................................       $285,885        $208,895
     Total loans at end of period ...........................        320,180         239,017
ALLOWANCE:

     BALANCE - BEGINNING OF PERIOD ..........................          3,644           2,961
     Loans charged off:
          Commercial ........................................          4,777           2,785
          Consumer ..........................................             86             154
          Real estate .......................................             --              --
             Total loans charged off ........................          4,863           2,939
     Less: Recoveries on loan previous charged off
         Commercial .........................................            901             151
         Consumer ...........................................             82              76
         Real estate ........................................          1,117              --
             Total recoveries ...............................          2,100             227
     Net loan charged-off ...................................          2,763           2,712
     Provision for loan losses ..............................             --           3,395
     Allowance transferred with business acquisition ........          7,878              --
    BALANCE -  END OF PERIOD ................................       $  8,759        $  3,644
                                                                    --------        --------

RATIO
    Net loan charge-offs to average total loans .............           0.97%           1.30%
    Net loan charge-offs to total loans at end of period ....           0.86%           1.13%
    Allowance for loan losses to average total loans ........           3.06%           1.74%
    Allowance for loan losses to total loans at end of period           2.74%           1.52%
    Net loan charge-offs to beginning allowance .............          75.83%          91.59%
    Net loan charge-offs to provision for loan losses .......            N/A           79.88%


DEPOSITS AND OTHER BORROWINGS

     At June 30, 2000, the Bank's total deposits were $434.1 million. This represented an increase of $114.2 million or 35.7%, from total deposits of $319.9 million at December 31, 1999. Approximately $67.2 million or 58.8% of the total increase was contributed by the three newly acquired branches of KFBNY, and the remaining increase was attributable to internal growth. Demand deposits totaled $162.7 million, representing an increase of approximately $47.1 million or 40.7% from total demand deposits of $115.6 million at December 31, 1999. Approximately $30.7 million or 65.2% of total increase in demand deposits was associated with the KFBNY transaction.

     Time deposits over $100,000 totaled $109.6 million at June 30, 2000. This represented an increase of approximately $33.0 million or 43.1%, compared to $76.6 million at December 31, 1999. The acquisition of KFBNY accounted for $9.6 million of such increase. Other time deposits increased approximately $14.5 million or 28.0% to $66.3 million at June 30, 2000, of which approximately $8.7 million was attributable to the newly acquired KFBNY branches.

     On September 30, 1999, the Bank issued five-year subordinated capital notes in the aggregate amount of $4.3 million with a stated interest rate of 9.0%, maturing on September 30, 2004. Interest on the notes is payable quarterly and no scheduled payments of principal are due prior to maturity. At June 30, 2000, $3.4 million , which represents 80% of the total outstanding amount of the notes, qualified as risk-based Tier 2 capital.

SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL

     In order to ensure adequate levels of capital, the Bank conducts an ongoing assessment of projected sources and uses of capital in conjunction with projected increases in assets and levels of risk. Management considers, among other things, on an ongoing basis, cash generated from operations, access to capital from financial markets or the issuance of additional securities, including common stock or notes, to meet the Bank's capital needs. Total shareholders' equity was $31.9 million at June 30, 2000. This represented an increase of $5.2 million or 19.5% over total shareholders' equity of $26.7 million at December 31, 1999.

     For the Bank's capital to be categorized as "well-capitalized", the minimum ratios of leverage, tier 1 risk-based, and total risk-based must be 5%, 6%, and 10%, respectively. The Bank's current capital levels are just above the regulatory requirement for a well-capitalized institution. On June 13, 2000, the Bank filed a registration statement with the Office of Comptroller Currency to raise minimum $3.0 million to maximum $7.0 million through the sale of common stock and warrants. There can be no assurance that the Bank will be able to raise this capital.

     The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     At June 30, 2000, Tier 1 capital, shareholders' equity less intangible assets, was $30.6 million. This represented an increase of $5.4 million or 21.4% over total Tier 1 capital of $25.2 million at December 31, 1999. At June 30, 2000, the Bank had a ratio of total capital to total risk-weighted assets of
10.55 % and a ratio of Tier 1 capital to total risk weighted assets of 8.35%. The Tier 1 leverage ratio was 6.60% at June 30, 2000.

         The following table presents the amounts of regulatory capital and the capital ratio for the Bank, compared to its minimum regulatory capital requirements as of June 30, 2000.


                                                       AS OF JUNE 30, 2000 (DOLLARS IN THOUSANDS)
                                     ---------------------------------------------------------------------------
                                              ACTUAL                   REQUIRED                     EXCESS
                                      AMOUNT         RATIO         AMOUNT     RATIO          AMOUNT        RATIO
                                      ------         -----         ------     -----          ------        -----
Leverage ratio.............          $30,574          6.60%       $18,530      4.0%          $12,044       2.60%
Tier 1 risk-based ratio....          $30,574          8.35%       $14,646      4.0%          $15,928       4.35%
Total risk-based ratio.....          $38,644         10.55%       $29,304      8.0%           $9,340       2.45%



ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


GENERAL

     Market risk is the risk of loss to future earnings, to fair values, or to future cash flow that may result from changes in the price of a financial institution. The value of a financial instrument may change as a result of changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, and other market changes that affect market risk sensitive instruments. Market risk is attributed to all market risk sensitive financial instruments, including securities, loans, deposits, and borrowings, as well as derivative instruments. Our exposure to market risk is a function of our asset and liability management activities and other role as a financial intermediary in customer-related transactions. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss and to reduce the volatility inherent in certain financial instruments.

     The management of market risk is governed by policies reviewed and approved annually by the Board of Directors ("Board"). The Board delegates responsibility for market risk management to the Asset and Liability Management Committee
(ALCO), which is composed of Bank's senior executives and other designated officers. ALCO makes changes in the mix of assets and liabilities. ALCO also reviews and approves market risk-management programs and market risk limits

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Liquidity risk is the risk to earnings or capital resulting from the Bank's inability to meet its obligations when they come due without incurring unacceptable losses. Liquidity Risk includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Bank's ability to liquidate assets quickly and with a minimum loss of value. Factors considered in liquidity risk management are stability of the deposit base, marketability, maturity, and pledging of investments, and demand for credit.

     In general, the Bank manages liquidity risk daily by controlling the level of federal funds and the use of funds provided by the cash flow from the investment portfolio. To meet unexpected demands, lines of credit are maintained with correspondent banks, and the Federal Reserve Bank. The sale of securities available-for-sale also can also serve as a contingent source of funds. Increases in deposit rates are considered a last resort as a means of raising funds to increase liquidity.

     The Bank's liquid assets include cash and cash equivalents, interest-bearing deposits in corresponding banks, federal funds sold and securities available-for-sale. The aggregate of these assets totaled $114.8 million at June 30, 2000, compared to $79.8 million at December 31, 1999.

     Because the primary sources and uses of funds are loans and deposits, the relationship between gross loans and deposits provides a useful measure of the Bank's liquidity. Typically, the closer the ratio of loans to deposits is to 100%, the more reliant the Bank relies on its loan portfolio to provide for short- term liquidity needs. Because repayment of loans tends to be less predictable than the maturity of investments and other liquid resources, the higher the loan to deposit ratio, the less liquid are the Bank's assets. For the first six months of 2000, the Bank's loan to deposit ratio averaged 74.6%, compared to an average ratio of 75.7% for the same period last year.

     The Bank is engaged in asset and liability management activities with the objective of reducing adverse changes in earnings as a result of changes in interest rates. The management of interest rate risk relates to the timing and magnitude of the repricing of assets compared to liabilities and has the control of risks associated with movements in interest rates.

     The ALCO meets monthly to monitor the interest rate risk and may direct changes in the composition of the balance sheet. The Bank's balance sheet is inherently asset sensitive, which means that assets generally reprice more often than liabilities. Since an asset-sensitive balance sheet tends to reduce net interest income when interest rates decline and to increase net interest income when interest rate rise, careful forecast of interest rate and security portfolio changes are used to manage the interest rate risk.

     The Bank currently uses the interest rate gap to measure interest rate risk. It is the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within specified periods. The gap analysis presented below indicates that assets that are rate sensitive within one year exceeded liabilities within that same period by $71.4 at June 30, 2000. The following table shows the Bank's gap position as of June 30, 2000.

                                        0-90 DAYS     91-365 DAYS       1-3 YEARS    OVER 3 YRS        TOTAL
                                        ---------     -----------       ---------    ----------        -----
                                                            (Dollars in thousands)
INVESTMENTS:
   Federal funds sold                     $44,500              --              --            --      $44,500
   Due from time deposit                    1,650           2,721             488           289        5,148
   Investment securities                   12,807           8,301           7,486        22,478       51.038
   FRB stock                                   --              --              --           667          667
     Total Investments                     58,957          11,022           7,974        23,401      101,353
LOANS:
   Commercial Variable                    235,864           9,533             343            --      245,739
   Commercial Fixed                         5,728           4,038           7,550        12,858       33,175
   Equipment Leasing                           34             169           1,767         2,380        4,349
   Consumer Variable                        6,263              --              --            --        6,263
   Consumer Fixed                             799           1,437          10,291        18,411       30,938
     Total Loans:                         248,687          15,177          19,950         27,61      320,464

RATE SENSITIVE ASSETS:                   $307,645         $26,199         $27,924       $60,060     $421,817
                                         ========         =======         =======       =======     ========

DEPOSITS:
   Time certificate of                    $46,707         $61,948            $803          $108     $109,566
     deposit $100,000 or more
   Time certificate of deposit             25,508          39,218           1,558            --       66,283
       Under $100,000
   Money market                            44,713              --              --            --       44,713
   Now account                              7,531              --              --            --        7,531
   Savings Accounts                        33,873           2,945           3,947         2,527       43,292
OTHER LIABILITIES:
   Subordinated notes                          --              --              --         4,300        4,300

RATE SENSITIVE LIABILITIES:              $158,333        $104,410          $6,307        $6,935     $275,685
                                         ========        ========          ======        ======     ========

Net gap position                          149,312        (77,912)          21,617        53,115
Net cumulative gap position               149,312          71,400          93,017       146,132

Periodic gap/assets                         31.0%          -16.2%            4.5%         11.0%
Cumulative gap/assets                       31.0%           14.8%           19.3%         30.4%


                                     PART II


ITEM 1. LEGAL PROCEEDINGS

     The Bank is a party to routine litigation incidental to its business, none of which is considered likely to have a materially adverse effect on the Bank. Neither the Bank nor any of its property is subject to any material pending legal proceedings except as described below.

     In connection with the acquisition of KFBNY, the Bank assumed certain litigation pending against KFBNY. One case, Noah Enterprises Ltd ("Noah") vs. Korea First Bank of New York, filed in the Supreme Court of the State of New York County of New York on October 21, 1999 arose in connection with KFBNY granting a revolving credit line of $2.5MM to Noah with the loan being secured by a UCC-1 filed by KFBNY. When KFBNY decreased Noah's revolving line from $2.5MM to $1.0MM due to KFBNY's internal problems, the loan was restructured with new documentation, except for the UCC-1 and Security Agreement. Noah alleges that because the UCC-1 was not released, Noah was not able to obtain financing from other institutions. Noah has sued KFBNY for $25MM for the punitive and consequential damages resulting from the non-release.

     The Bank also obtained full indemnification from the Korea Deposit Insurance Corporation for all litigation up to $3.0 million plus 50% indemnification for any amounts over $3.0 million. The Bank believes such indemnification is sufficient to cover any potential liabilities

ITEM 2. CHANGES IN SECURITIES

     None


ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

ITEM 5. OTHER INFORMATION

     Inapplicable

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

Exhibit No.    Description
-----------    -----------
2.1            Agreement and Plan of Reorganization between Nara Bank, N.A.,
               Korea First Bank of New York and Korea First Ltd., dated November
               9, 1999*

3.1            Amended Articles of Association**

3.2            Bylaws**

4.1            Common Stock Certificate**

4.2            Warrant Certificate**

4.3            Subordinated Note Materials*****

10.1           Lease for premises located at 1122 Wall Street, Los Angeles,
               California**

10.2           1989 Stock Option Plan and Form of Agreement**

10.3           Employment Agreement for Benjamin Hong dated July 1, 1994 **

10.4 Lease for premises located at 3030 West Sepulveda Blvd., Los Angeles, California***

10.5 Lease for premises located at 17639 Sherman Way, Unit C, Van Nuys, California***

10.6 Lease for premises located at 1102 E. El Camino Real, Sunnyvale, California***

10.7           Lease for premises located at 831 N. Pacific Avenue, Glendale,
               California****

10.8           Lease for premises located at 5301 Beach Blvd., Buena Park,
               California****

10.9 Lease for premises located at 1010 S 336th Street, Federal Way, Washington****

10.10 Lease for premises located at 3701 Wilshire Blvd., Suite 220 and 201, Los Angeles, California****

10.11 Lease for premises located at 5901 N. Cicero Avenue, #508, Chicago, Illinois+

-------------------------

* Incorporated by reference to Registrant's Form 8-K filed with the Comptroller of the Currency on November 13, 1999.

** Incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1996 filed with the Comptroller on or about March 31, 1997.

*** Incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1997 filed with the Comptroller on or about March 31, 1998.

***** Incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1998 filed with the Comptroller on or about March 31, 1999.

***** Incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1999 filed with the Comptroller on or about March 30, 2000.

+ Incorporated by referece to Registrant's Form 10-Q for the quarter ended March 31, 2000 filed with the Comptroller on or about June 12, 2000.


(b) Reports on Form 8-K

The registrant filed a current report on Form 8-K on May 9, 2000, providing financial information relating to its acquisition of KFBNY.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Nara Bank, N.A.


Date:    August  3, 2000              By  /s/ BON T. GOO
                                          -----------------------------------
                                          Bon T. Goo
                                          Chief Financial Officer
                                          (Principal financial or accounting
                                          officer and duly authorized
                                          signatory)